Registration Nos. 333-113180, 333-105072, and 333-27469
                                 Filed pursuant to Rule 424(b)(3)

                   [TEMPLE-INLAND INC. LOGO]

                          COMMON STOCK
                   (Par Value $1.00 Per Share)
                     ______________________

                  STICKER TO REOFFER PROSPECTUS
            TEMPLE-INLAND INC. 1997 STOCK OPTION PLAN
          TEMPLE-INLAND INC. 2001 STOCK INCENTIVE PLAN
          TEMPLE-INLAND INC. 2003 STOCK INCENTIVE PLAN

     This sticker serves to supplement the Reoffer Prospectus dated March 1, 2004, to provide information with respect to Selling Stockholders.

     Mr. Scott H. Smith owns 11,250 shares of Common Stock, which were acquired pursuant to the exercise of options granted pursuant to the Temple-Inland Inc. 2001 Stock Incentive
Plan. Mr. Smith is eligible to sell pursuant to this Reoffer Prospectus all of such shares. Mr. Smith is the Chief Information Officer of the Company and is currently the beneficial owner of 50,308 shares of Common Stock, including 37,075 shares issuable upon the exercise of options that are exercisable within 60 days. After completion of the offering, Mr. Smith will own 39,058 shares of Common Stock, which is less than one percent of the issued and outstanding shares of Common Stock.

     This sticker is part of the Reoffer Prospectus and must accompany the Reoffer Prospectus to satisfy prospectus delivery requirements under the Securities Act of 1933, as amended.

            The date of this sticker is July 30, 2004.